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                                  EXHIBIT 12.1
                      AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)


                                        Year Ended December 31,
                                        -----------------------

                                  ____________________________________
                                  1995    1994    1993    1992    1991
                                  ----    ----    ----    ----    ----
   Earnings:
   Income before extraordinary
     charge                     $  197   $ 139   $ 137   $ 138   $ 174
   Income tax provision            105      75      64      70      87
   Interest expense              1,054     736     599     728     946
                                 -----   -----   -----   -----   -----

   Total earnings               $1,356   $ 950   $ 800   $ 936  $1,207
                                 =====   =====   =====   =====   =====

   Fixed charges -
   interest expense             $1,054   $ 736   $ 599   $ 728  $  946
                                 =====   =====   =====   =====   =====

   Ratio of earnings to
     fixed charges                1.29    1.29    1.34*   1.29    1.28


   Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

      * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charge of $34 million (pretax) was 1.28.
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                                  EXHIBIT 12.2
                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)

                                   Year Ended December 31,
                                   -----------------------
                                  ____________________________________
                                  1995    1994    1993    1992    1991
                                  ----    ----    ----    ----    ----
   Earnings:
   Pretax income from
     continuing operations      $2,183  $1,891  $2,326  $  896   $  622
   Interest expense              2,343   1,925   1,776   2,171    2,761
   Other adjustments                95     103      88     196      142
                                 -----   -----   -----   -----    -----
   Total earnings (a)           $4,621  $3,919  $4,190  $3,263   $3,525
                                 =====   =====   =====   =====    =====

   Fixed charges:
     Interest expense           $2,343  $1,925  $1,776  $2,171   $2,761
     Other adjustments             135     142     130     154      147
                                 -----   -----   -----   -----    -----
   Total fixed charges (b)      $2,478  $2,067  $1,906  $2,325   $2,908
                                 =====   =====   =====   =====    =====

   Ratio of earnings to
    fixed charges (a/b)           1.86    1.90    2.20    1.40     1.21

  Included in interest expense in the above computation is interest expense related to the international banking operations of American Express and TRS' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express.

  For purposes of the ``earnings'' computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

  For purposes of the ``fixed charges'' computation, other adjustments include capitalized interest costs and the interest component of rental expense.

  On May 31, 1994, American Express completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, American Express reduced its ownership in First Data Corporation to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, American Express' ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, American Express' investment in FDC is accounted for as Investments - Available for Sale.
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